Exhibit 2.2.2

AMENDMENT NO. 2 TO

ACQUISITION AGREEMENT

     This Amendment No. 2 to that certain Acquisition Agreement, dated as of September 28, 2004, by and between Solexa, Inc., a Delaware corporation (“Parent”), and Solexa Limited, a company registered in England and Wales (the “Company”), as amended by that certain Amendment and Waiver dated as of March 3, 2005 (the “Agreement”), is made effective as of May 6, 2005 (“Amendment No. 2”). Capitalized terms not otherwise defined in this Amendment No. 2 shall have the meaning ascribed to them in the Agreement.

RECITALS

     Whereas, pursuant to Section 1.1(h) of the Agreement, Parent has agreed to file a post-effective amendment to the Registration Statement on Form S-3 registering for resale certain shares Parent’s common stock, par value $0.01 per share (“Common Stock”) issued pursuant to the Agreement to those Company shareholders (the “Company Shareholders”) who, among other matters, may be deemed to be an “affiliate” of the Company, as such term in defined for the purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the “Business Combination Shares”);

     Whereas, the Company Shareholders are purchasing shares of Common Stock (the “Private Placement Shares”) and warrants to purchase shares of Common Stock (the “Warrant Shares” together with the Private Placement Shares, the “Private Placement Securities”) pursuant to that certain Securities Purchase Agreement, dated as of April 21, 2005, by and among Parent and the individuals and entities named on the signature pages thereto (the “Purchase Agreement”);

     Whereas, pursuant to Section 7.2 of the Purchase Agreement, Parent has agreed to file a registration statement on Form S-3 registering the Private Placement Securities for resale;

     Whereas, Parent and the Company desire to amend the Agreement to amend the deadline within which Parent is obligated to register the Business Combination Shares for resale pursuant to the Agreement to correspond with the deadline within which Parent is obligated to register the Private Placement Securities for resale pursuant to the Purchase Agreement;

     Whereas, pursuant to Section 8.3 of the Agreement, the Agreement may be amended or waived in writing; and

     Whereas, subject to the terms and conditions provided herein, the parties desire to amend the Agreement in accordance with Section 8.3 thereof.

     Now, Therefore, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Amendment to Terms. Section 1.1(h) of the Agreement is hereby amended and restated to read in its entirety as follows:

     “(h) Parent agrees to use its commercially reasonable efforts to: (i) no later than July 14, 2005, file a registration statement on Form S-3 or a post-effective amendment to the Registration Statement on Form S-3, at Parent’s discretion, registering the resale by those Company shareholders who; (A) have executed Company Support Agreements, and (B) may be deemed to be an “affiliate” of the Company, as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations, of the Parent Common Stock issuable to such shareholders in the Offer, and (ii) cause such post-effective amendment on Form S-3 to be declared effective under the Securities Act as promptly as practicable after its filing, and in any event within September 22, 2005. The various terms and procedures associated with resale under such registration statement are set forth in the Company Support Agreements between Parent and certain Company shareholders.”

2.	Miscellaneous.

          (a) Amendments and Waivers. Any term of this Amendment No. 2 may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 2(a) shall be binding upon the parties and their respective successors and assigns.

          (b) Governing Law. This Amendment No. 2 and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

          (c) Full Force and Effect. Except as expressly modified by this Amendment No. 2, all of the terms and conditions of the Agreement shall remain in full force and effect.

          (d) Counterparts. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[signature page follows]

     In Witness Whereof, the parties hereto have executed this Amendment No. 2 as of the date first set forth above.

COMPANY:

By:	/s/ John West

Name:	John West

Title:	Chief Executive Officer

Address: Solexa Limited
c/o Abingworth Management Ltd.
3000 Sand Hill Road, Bldg. 4, Suite 135
Menlo Park, CA 94025

PARENT:

By:	/s/ John West

Name:	John West

Title:	Chief Executive Officer

Address: 25861 Industrial Boulevard
Hayward, CA 94545

Signature Page to Amendment No. 2 to
Acquisition Agreement